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                                                                       Exhibit 5




November 1, 2000


Uproar Inc.
240 West 35th Street
New York, New York 94539

                     Re:    Uproar Inc. Registration Statement
                            for Offering of 3,619,627 Shares of Common Stock

Ladies and Gentlemen:

              We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of, (i) 821,376 shares of Common Stock under the iwin.com, Inc. 1999 Stock Plan; (ii) 519,310 shares of Common Stock under the iwin.com, Inc. 1999 Secondary Stock Plan; (iii) 28,941 shares of Common Stock under the Take Aim Holdings Ltd. 1999-2000 Stock Incentive Plan; and (iv) 2,250,000 shares of Common Stock under the Uproar Inc. 2000 Stock Incentive Plan (collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

                              Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP